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                                                                    EXHIBIT 10.3

February 2l, 1997

2180 William Pitt Way
Pittsburgh, Pennsylvania

Re: February 1, 1993 Technical Information Agreement, as amended, relating to
    Metallic Channel Units, Types A and B and Program Channel Units

Based upon the patent licensing negotiations between our companies concerning the Agreement, the following is proposed:

1. The February 1, 1993 Agreement, as amended on April 18, 1994 and February 9, 1996 shall remain in full force and effect except as specifically modified herein and any term in capital letters which is defined in the Definitions Appendix of the Agreement or its subsequent amendments shall retain the meaning specified therein.

2. LICENSEE is aware that AT&T Corp., the licensor in the Agreement, has restructured itself into three separate legal entities. These three entities are AT&T Corp., Lucent Technologies Inc ("LUCENT") and NCR Corp. By a letter from Francine Berry, V.P. to you dated March 29, 1996, the Agreement has been assigned to LUCENT. LICENSEE acknowledges that LUCENT has full benefit of the licenses granted to AT&T under Section 1.06. Such licenses extend to all improvements made to the TECHNICAL INFORMATION as such term is defined in the Agreement and all amendments thereto. LICENSEE's obligation to supply LUCENT with such improvements shall extend for 5 years from the date LICENSEE receives the particular TECHNICAL INFORMATION upon which LICENSEE makes an improvement. Lucent acknowledges that Tollgrade has full benefits of the Licenses granted by AT&T under Section 1.04.

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3. The table in Article II, Section 2.02 is amended to include the following:

         Articles                                   Rates
                                                    (in %)
         QUAD P-PHONE
         CHANNEL UNIT                                 5

The royalty rate applicable to each Quad P Phone Channel Unit applies after the sale of the first 2000 such units to customers other than LUCENT or its SUBSIDIARIES. No royalty is applicable to any unit sold to LUCENT or its SUBSIDIARIES.

4. The following definition is added to the DEFINITIONS APPENDIX:

QUAD P-PHONE CHANNEL UNIT means any plug-in channel unit designed to interconnect a NORTEL digital switch with an enhanced business service (EBS) telephone and compatible for use in LUCENT's SLC-2000 Access System. Two such channel units are presently identified. The SPQ-328 channel unit is adapted for use in the Central Office Terminal (COT) of the SLC-2000 Access System and the SPQ-429 channel unit is adapted for use in the Remote Terminal (RT) of such system.

5. The following information is appended to the definition of TECHNICAL
INFORMATION:

SLC-2000 system software upgrades
Unit ID cards for QUAD P-PHONE CHANNEL UNITS

6. LUCENT hereby grants LICENSEE a nonexclusive, royalty-free, license to use the mark SPQ in the United States on its QUAD P-PHONE CHANNEL UNITS sold on a private label basis and identified as SPQ(R) 328 and SPQ(R) 429. This license shall be coterminus with the Agreement. LICENSEE understands that LUCENT must ensure that products bearing its trademark are of comparable quality to LUCENT's own products or risk the loss of the trademark. LICENSEE agrees therefore to maintain the quality of its products at a level at least equal to that of LUCENT's own products. LICENSEE further agrees to provide LUCENT with a sample of its products marked with the trademarks SPQ 328 and SPQ 429 upon request. Such samples to be provided within two days of such request. LUCENT agrees that it will limit its requests so that they will not be unduly burdensome.

In the event that the products bearing the licensed mark do not meet the quality standards, LUCENT shall notify LICENSEE in writing. LICENSEE shall have 30 days from the date of that writing to return the products to the requisite quality standard. In the event that LICENSEE

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fails to correct the product quality, LUCENT may terminate the license granted in paragraph 6 hereof.

If, in the judgment of LUCENT, LICENSEE's use of the licensed mark is likely to cause LUCENT harm either in the form of the destruction of the ability of the mark to identify LUCENT's products or expose LUCENT to claims by third parties for personal injury or other loss or any other harm, LICENSEE will immediately cease use of the mark upon notice, in writing, from LUCENT.

LICENSEE agrees that LUCENT's mark is valid and agrees not to challenge the mark and further agrees to take whatever reasonable steps are necessary to secure protection for the mark. LUCENT agrees to pay the reasonable expenses of LICENSEE in the event LUCENT requests LICENSEE's aid in protecting the mark. LICENSEE agrees that its use of the mark inures to the benefit of LUCENT.

LICENSEE may not sublicense the use of the mark nor may it assign its rights under this trademark license to a third party without the prior written consent of LUCENT.

LICENSEE agrees to display the mark only in accordance LUCENT's guidelines for using its marks, which guidelines may amended from time to time.

7. After Section 4.10, add the following Section 4.11 entitled "Dispute Resolution":

        (a) If a dispute arises out of or relates to this agreement, or the breach, termination or validity thereto the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

        (b) Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and
(v) may be entered in any court.

        (c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

        (d) The arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement.

        (e) The agreement shall be interpreted in accordance with the laws of the State of New York exclusive of its conflict of laws provisions and the place of mediation and arbitration shall be New York City.

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        (f) Each party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

        (g) A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

        (h) The arbitrator shall only have authority to award compensatory damages. There is no authority granted to award punitive or other damages and each party irrevocably waives any claim thereto.

        (i) The parties, their representatives, other participants mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

If you agree with the foregoing, please so indicate by signing and dating this Letter Agreement in the spaces provided below, and returning it to us.

                                                     Very truly yours,

                                                     LUCENT TECHNOLOGIES INC.

                                                     By /s/ M.R. Greene
                                                       ----------------------
                                                            M.R. Greene

Date  3-4-97
     ----------------------------

ACCEPTED AND AGREED TO:
TOLLGRADE COMMUNICATIONS, INC.

By  /s/ Sara M. Antol
   ------------------------------
Title  Chief Counsel & Secretary
      ---------------------------
Date  3/17/97
     ----------------------------



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